Exhibit 99.1

UROPLASTY APPOINTS BRETT REYNOLDS AS CHIEF FINANCIAL OFFICER

Former CFO of Synovis Life Technologies Joins Company’s Executive Team

MINNEAPOLIS, MN, August 12, 2013 – Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions, today announced the appointment of Brett A. Reynolds as Senior Vice President and Chief Financial Officer. He joins Uroplasty following 10 years in senior positions, including Chief Financial Officer, with Synovis Life Technologies, a Twin Cities based medical device manufacturer acquired by Baxter International last year.

“Brett’s significant industry operational experience and proven public company financial leadership will be a valuable asset to Uroplasty.  His track record of building strong financial organizations and processes expands the depth of our executive leadership team and we are delighted to have him on board in this key role,” said Rob Kill, President & CEO of Uroplasty.

Mr. Reynolds experience spans more than 20 years in finance and operations.  He was most recently the CFO of Synovis, staying on with the company as Site Leader following its sale to Baxter International in February 2012 for $325 million. Prior to Synovis, Mr. Reynolds served in executive financial positions at Chiquita Processed Foods, Arthur Andersen and Deloitte & Touche.

Mr. Reynolds is a Certified Public Accountant and holds a BA in Accounting and an MBA from the University of Minnesota’s Carlson School of Management.

About Uroplasty, Inc.

Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom is a global medical company committed to offering transformative treatment options to specialty physicians.  Our products are designed to help providers change the lives of their voiding dysfunction patients and strengthen the efficiency of their practices. Our focus is the continued commercialization of our Urgent® PC Neuromodulation System, the only FDA-cleared system that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder and associated symptoms of urgency, frequency and urge incontinence. We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.

Forward-Looking Information
This press release contains forward-looking statements that reflect our best estimates regarding future events and financial performance.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results.  We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC.